Exhibit 4.2.1

                                   LMIC, INC.
                SHARES OF COMMON STOCK AND COMMON STOCK WARRANTS

                             SUBSCRIPTION AGREEMENT

                                                                November 9, 2004

To:  The persons who have
executed this Subscription Agreement
on the signature page hereof:
c/o  VFinance Investments, Inc.
120 Post Road West
Westport, CT 06880

Gentlemen:

LMIC, Inc., a Delaware corporation (the "COMPANY"), hereby confirms its agreement with each of you (individually, a "PURCHASER" and collectively, the "PURCHASERS"), as set forth below.

1. The Securities. Subject to the terms and conditions herein contained, the Company proposes to issue and sell to the Purchasers an aggregate of up to an aggregate of: (a) 266,667 shares (the "SHARES") of the Company's Common Stock, $0.001 par value per share (the "COMMON STOCK"), and (b) warrants, substantially in the form attached hereto as EXHIBIT A (the "WARRANTS"), to acquire up to 280,000 additional shares of Common Stock (the "WARRANT SHARES"). The Shares and the Warrants are sometimes herein collectively referred to as the "Securities." A maximum of 16 units of the Securities (the "UNITS") will be offered to the Purchasers at a purchase price of $25,000 per Unit; with each Unit to consist of 16,667 Shares and Warrants to purchase 17,500 Warrant Shares.

The number of Units of Securities sold to each Purchaser and the Purchase Price to be paid by such Purchaser is set forth opposite the name of the applicable Purchaser on the separate signature page of this Agreement allocated to and reflecting the investment of such Purchaser.

This Agreement and the Warrants are sometimes herein collectively referred to as the "TRANSACTION DOCUMENTS."

The Securities will be offered and sold to the Purchasers without such offers and sales being registered under the Securities Act of 1933, as amended (together with the rules and regulations of the Securities and Exchange Commission (the "SEC") promulgated thereunder, the "SECURITIES ACT"), in reliance on exemptions therefrom.

In connection with the sale of the Securities, the Company has made available (including electronically via the Commission's EDGAR system) to Purchasers its periodic and current reports, forms, schedules, proxy statements and other documents (including exhibits and all other information incorporated by reference) filed with the SEC under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") since January 1, 2003. These reports, forms, schedules, statements, documents, filings and amendments, including, without limitation, the Company's registration statement and prospectus dated October 28, 2004 (the "CURRENT PROSPECTUS") are collectively referred to as the "DISCLOSURE DOCUMENTS." All references in this Agreement to financial statements and schedules and other information which is "contained," "included" or "stated" in the Disclosure Documents (or other references of like import) shall be deemed to mean and include all such financial statements and schedules, documents, exhibits and other information which is incorporated by reference in the Disclosure Documents.

2. Representations and Warranties of the Company. The Company represents and warrants to and agrees with the Purchasers as follows:

      (a) The Disclosure Documents as of their respective dates did not, and will not (after giving effect to any updated disclosures therein) as of the Closing Date as defined in Section 3 below, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Disclosure Documents and the documents incorporated or deemed to be incorporated by reference therein, at the time they were filed or hereafter are filed with the Commission, complied and will comply, at the time of filing, in all material respects with the requirements of the Securities Act and/or the Exchange Act, as the case may be, as applicable.

      (b) Schedule A attached hereto sets forth a complete list of the subsidiaries of the Company (the "SUBSIDIARIES"). Each of the Company and its Subsidiaries has been duly incorporated and each of the Company and the Subsidiaries is validly existing in good standing as a corporation under the laws of its jurisdiction of incorporation, with the requisite corporate power and authority to own its properties and conduct its business as now conducted as described in the Disclosure Documents and is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the business, condition (financial or other), properties, prospects or results of operations of the Company and the Subsidiaries, taken as a whole (any such event, a "MATERIAL ADVERSE EFFECT"); as of the Closing Date, the Company will have the authorized, issued and outstanding capitalization set forth in on Schedule B attached hereto (the "COMPANY CAPITALIZATION"); except as set forth in the Disclosure Documents, the Company does not have any subsidiaries or own directly or indirectly any of the capital stock or other equity or long-term debt securities of or have any equity interest in any other person; all of the outstanding shares of capital stock of the Company and the Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights and are owned free and clear of all liens, encumbrances, equities, and restrictions on transferability (other than those imposed by the Securities Act and the state securities or "Blue Sky" laws) or voting; except as set forth in the Disclosure Documents, all of the outstanding shares of capital stock of the Subsidiaries are owned, directly or indirectly, by the Company; except as set forth in the Disclosure Documents, no options, warrants or other rights to purchase from the Company or any Subsidiary, agreements or other obligations of the Company or any Subsidiary to issue or other rights to convert any obligation into, or exchange any securities for, shares of capital stock of or ownership interests in the Company or any Subsidiary are outstanding; and except as set forth in the Disclosure Documents or on Schedule C, there is no agreement, understanding or arrangement among the Company or any Subsidiary and each of their respective stockholders or any other person relating to the ownership or disposition of any capital stock of the Company or any Subsidiary or the election of directors of the Company or any Subsidiary or the governance of the Company's or any Subsidiary's affairs, and, if any, such agreements, understandings and arrangements will not be breached or violated as a result of the execution and delivery of, or the consummation of the transactions contemplated by, the Transaction Documents.

      (c) The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents. Each of the Transaction Documents has been duly and validly authorized by the Company and, when executed and delivered by the Company, will constitute a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms except as the enforcement thereof may be limited by
(A) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally or (B) general principles of equity and the discretion of the court before which any proceeding therefore may be brought (regardless of whether such enforcement is considered in a proceeding at law or in equity) (collectively, the "ENFORCEABILITY EXCEPTIONS").

      (d) The Shares and the Warrants have been duly authorized and, when issued upon payment thereof in accordance with this Agreement, will have been validly issued, fully paid and nonassessable. The Shares issuable have been duly authorized and validly reserved for issuance, and when issued upon conversion of the Shares in accordance with the terms of the Certificate of Determination, will have been validly issued, fully paid and nonassessable. The Warrant Shares have been duly authorized and validly reserved for issuance, and when issued upon exercise of the Warrants in accordance with the terms thereof, will have been validly issued, fully paid and nonassessable. The Common Stock of the Company conforms to the description thereof contained in the Disclosure Documents. The stockholders of the Company have no preemptive or similar rights with respect to the Common Stock.

      (e) No consent, approval, authorization, license, qualification, exemption or order of any court or governmental agency or body or third party is required for the performance of the Transaction Documents by the Company or for the consummation by the Company of any of the transactions contemplated thereby, or the application of the proceeds of the issuance of the Securities as described in this Agreement, except for such consents, approvals, authorizations, licenses, qualifications, exemptions or orders (i) as have been obtained on or prior to the Closing Date, (ii) as are not required to be obtained on or prior to the Closing Date that will be obtained when required, or (iii) the failure to obtain which would not, individually or in the aggregate, have a Material Adverse Effect.

      (f) None of the Company or the Subsidiaries is (i) in material violation of its articles of incorporation or bylaws (or similar organizational document),
(ii) in breach or violation of any statute, judgment, decree, order, rule or regulation applicable to it or any of its properties or assets, which breach or violation would, individually or in the aggregate, have a Material Adverse Effect, or (iii) except as described in the Disclosure Documents, in default (nor has any event occurred which with notice or passage of time, or both, would constitute a default) in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate or agreement or instrument to which it is a party or to which it is subject, which default would, individually or in the aggregate, have a Material Adverse Effect.

      (g) The execution, delivery and performance by the Company of the Transaction Documents and the consummation by the Company of the transactions contemplated thereby and the fulfillment of the terms thereof will not (a) violate, conflict with or constitute or result in a breach of or a default under (or an event that, with notice or lapse of time, or both, would constitute a breach of or a default under) any of (i) the terms or provisions of any contract, indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate or agreement or instrument to which any of the Company or the Subsidiaries is a party or to which any of their respective properties or assets are subject, (ii) the articles of incorporation or bylaws of any of the Company or the Subsidiaries (or similar organizational document) or (iii) any statute, judgment, decree, order, rule or regulation of any court or governmental agency or other body applicable to the Company or the Subsidiaries or any of their respective properties or assets or (b) result in the imposition of any lien upon or with respect to any of the properties or assets now owned or hereafter acquired by the Company or any of the Subsidiaries; which violation, conflict, breach, default or lien would, individually or in the aggregate, have a Material Adverse Effect.

      (h) The audited consolidated financial statements included in the Disclosure Documents present fairly the consolidated financial position, results of operations, cash flows and changes in shareholders' equity of the entities, at the dates and for the periods to which they relate and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis; the interim unaudited consolidated financial statements included in the Disclosure Documents present fairly the consolidated financial position, results of operations and cash flows of the entities, at the dates and for the periods to which they relate subject to year-end audit adjustments and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis with the audited consolidated financial statements included therein; the selected financial and statistical data included in the Disclosure Documents present fairly the information shown therein and have been prepared and compiled on a basis consistent with the audited financial statements included therein, except as otherwise stated therein; and each of the auditors previously engaged by the Company or to be engaged in the future by the Company is an independent certified public accountant as required by the Securities Act for an offering registered thereunder.

      (i) Except as described in the Disclosure Documents, there is not pending or, to the knowledge of the Company, threatened any action, suit, proceeding, inquiry or investigation, governmental or otherwise, to which any of the Company or the Subsidiaries is a party, or to which their respective properties or assets are subject, before or brought by any court, arbitrator or governmental agency or body, that, if determined adversely to the Company or any such Subsidiary, would, individually or in the aggregate, have a Material Adverse Effect or that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the issuance or sale of the Securities to be sold hereunder or the application of the proceeds therefrom or the other transactions described in the Disclosure Documents.

      (j) The Company and the Subsidiaries own or possess adequate licenses or other rights to use all patents, trademarks, service marks, trade names, copyrights and know-how that are necessary to conduct their businesses as described in the Disclosure Documents. None of the Company or the Subsidiaries has received any written notice of infringement of (or knows of any such infringement of) asserted rights of others with respect to any patents, trademarks, service marks, trade names, copyrights or know-how that, if such assertion of infringement or conflict were sustained, would, individually or in the aggregate, have a Material Adverse Effect.

      (k) Each of the Company and the Subsidiaries possesses all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals presently required or necessary to own or lease, as the case may be, and to operate its respective properties and to carry on its respective businesses as now or proposed to be conducted as set forth in the Disclosure Documents ("PERMITS"), except where the failure to obtain such Permits would not, individually or in the aggregate, have a Material Adverse Effect and none of the Company or the Subsidiaries has received any notice of any proceeding relating to revocation or modification of any such Permit, except as described in the Disclosure Documents and except where such revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect.

      (l) Subsequent to the respective dates as of which information is given in the Disclosure Documents and except as described therein, (i) the Company and the Subsidiaries have not incurred any material liabilities or obligations, direct or contingent, or entered into any material transactions not in the ordinary course of business or (ii) the Company and the Subsidiaries have not purchased any of their respective outstanding capital stock, or declared, paid or otherwise made any dividend or distribution of any kind on any of their respective capital stock or otherwise (other than, with respect to any of such Subsidiaries, the purchase of capital stock by the Company), (iii) there has not been any material increase in the long-term indebtedness of the Company or any of the Subsidiaries, (iv) there has not occurred any event or condition, individually or in the aggregate, that has a Material Adverse Effect, and (v) the Company and the Subsidiaries have not sustained any material loss or interference with respect to their respective businesses or properties from fire, flood, hurricane, earthquake, accident or other calamity, whether or not covered by insurance, or from any labor dispute or any legal or governmental proceeding.

      (m) There are no material legal or governmental proceedings nor are there any material contracts or other documents required by the Securities Act to be described in a prospectus that are not described in the Disclosure Documents. Except as described in the Disclosure Documents, none of the Company or the Subsidiaries is in default under any of the contracts described in the Disclosure Documents, has received a notice or claim of any such default or has knowledge of any breach of such contracts by the other party or parties thereto, except for such defaults or breaches as would not, individually or in the aggregate, have a Material Adverse Effect.

      (n) Each of the Company and the Subsidiaries has good and marketable title to all real property described in the Disclosure Documents as being owned by it and good and marketable title to the leasehold estate in the real property described therein as being leased by it, free and clear of all liens, charges, encumbrances or restrictions, except, in each case, as described in the Disclosure Documents or such as would not, individually or in the aggregate, have a Material Adverse Effect. All material leases, contracts and agreements to which the Company or any of the Subsidiaries is a party or by which any of them is bound are valid and enforceable against the Company or any such Subsidiary, are, to the knowledge of the Company, valid and enforceable against the other party or parties thereto and are in full force and effect.

      (o) Each of the Company and the Subsidiaries has filed all necessary federal, state and foreign income and franchise tax returns, except where the failure to so file such returns would not, individually or in the aggregate, have a Material Adverse Effect, and has paid all taxes shown as due thereon; and other than tax deficiencies which the Company or any Subsidiary is contesting in good faith and for which adequate reserves have been provided in accordance with generally accepted accounting principles, there is no tax deficiency that has been asserted against the Company or any Subsidiary that would, individually or in the aggregate, have a Material Adverse Effect.

      (p) None of the Company or the Subsidiaries is, or immediately after the Closing Date will be, required to register as an "investment company" or a company "controlled by" an "investment company" within the meaning of the Investment Company Act of 1940, as amended (the "INVESTMENT COMPANY ACT").

      (q) None of the Company or the Subsidiaries or, to the knowledge of any of such entities' directors, officers, employees, agents or controlling persons, has taken, directly or indirectly, any action designed, or that might reasonably be expected, to cause or result in the stabilization or manipulation of the price of the Common Stock.

      (r) None of the Company, the Subsidiaries or any of their respective Affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act) directly, or through any agent, engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offering of the Securities or engaged in any other conduct that would cause such offering to be constitute a public offering within the meaning of Section 4(2) of the Securities Act. Assuming the accuracy of the representations and warranties of the Purchasers in Section 6 hereof, it is not necessary in connection with the offer, sale and delivery of the Securities to the Purchasers in the manner contemplated by this Agreement to register any of the Securities under the Securities Act.

      (s) Except as set forth in the Disclosure Documents, there is no strike, labor dispute, slowdown or work stoppage with the employees of the Company or any of the Subsidiaries which is pending or, to the knowledge of the Company or any of the Subsidiaries, threatened.

      (t) Each of the Company and the Subsidiaries carries general liability insurance coverage comparable to other companies of its size and similar business.

      (u) Each of the Company and the Subsidiaries maintains internal accounting controls which provide reasonable assurance that (A) transactions are executed in accordance with management's authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (C) access to its material assets is permitted only in accordance with management's authorization and (D) the values and amounts reported for its material assets are compared with its existing assets at reasonable intervals.

      (v) Except for (i) a due diligence cash fee payable to vFinance Investments, Inc. or its affiliates equal to 8% of the purchase price of the Units paid by Purchasers, and warrants to vFinance Investment, Inc. or its affiliates (substantially identical to the Warrants) entitling such holders to purchase 1,667 Warrant Shares for each Unit sold to Purchasers hereunder, and
(ii) a finders fee payable to Joel Brownstein, equal to (A) cash in the amount of 2% of the purchase price of the Units paid for by Purchasers and (B) 500 shares of Common Stock for each Unit Sold to Purchasers hereunder, the Company does not know of any claims for services, either in the nature of a finder's fee or financial advisory fee, with respect to the offering of the Shares and the transactions contemplated by the Transaction Documents.

      (w) The Common Stock is listed on the National Association of Securities Dealers, Inc. OTC Bulletin Board (the "NASD OTC-BB"). Except as described in the Disclosure Documents, the Company currently is not in violation of, and the consummation of the transactions contemplated by the Transaction Documents will not violate, any rule of the National Association of Securities Dealers.

      (x) The Company is eligible to use Form S-1 or SB-2 for the resale of the Shares and the Warrant Shares by Purchasers or their transferees. The Company has no reason to believe that it is not capable of satisfying the registration or qualification requirements (or an exemption therefrom) necessary to permit the resale of the Shares and the Warrant Shares under the securities or "blue sky" laws of any jurisdiction within the United States that is the residence or domicile of any Purchasers.

      3. Purchase, Sale and Delivery of the Shares. On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, the number of Shares of Common Stock at $1.50 per Share in the amount shown on the signature page hereto. In connection with the purchase and sale of Shares, for no additional consideration and as part of the Units purchased, the Purchaser will receive Warrants to purchase 17,500 Warrant Shares for each Unit Purchased or such other number of shares as shall represent 105% warrant coverage, subject to adjustment as set forth in the Warrants.

One or more certificates in definitive form for the Shares that the Purchasers have agreed to purchase, as well as the Warrants, shall be delivered by or on behalf of the Company, against payment by or on behalf of the Purchasers, of the purchase price therefor by wire transfer of immediately available funds to the account of the Company previously designated by it in writing. Such delivery of and payment for the Shares and the Warrants shall be made at the offices of each of the Purchasers, at not later than 12:00 noon (New York time) on or before November 15, 2004 (the "CLOSING"), or at such date as the Purchasers and the Company may agree upon, such time and date of delivery against payment being herein referred to as the "CLOSING DATE."

Each Purchaser shall make payment in full for all Units purchased by wire transfer of immediately available funds to the escrow account of Gersten Savage Kaplowitz Wolf & Marcus, LLP, at the account set forth below:

              Sterling National Bank
              500 Seventh Avenue
              New York, New York 10018
              ABA NR 026007773
              ACCT NR  38 02331201
              Gersten Savage IOLA Account

4. Certain Covenants of the Company. The Company covenants and agrees with each Purchaser as follows:

      (a) All of the gross proceeds from the sale of the Securities shall be wired to the attorneys' escrow account of Messrs. Gersten Savage Kaplowitz Wolf & Marcus, LLP, counsel for the Company, as set forth above, and such counsel shall disburse funds from such account in accordance with payment and disbursement instructions of the Company and approved by the Purchasers. All amounts wired to the Company shall be used for working capital and general corporate purposes.

      (b) None of the Company or any of its Affiliates will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any "security" (as defined in the Securities Act) which could be integrated with the sale of the Securities in a manner which would require the registration under the Securities Act of the Securities.

      (c) The Company will not become, at any time prior to the expiration of three years after the Closing Date, an open-end investment company, unit investment trust, closed-end investment company or face-amount certificate company that is or is required to be registered under the Investment Company Act.

      (d) None of the proceeds of the Securities will be used to reduce or retire any insider note or convertible debt held by an officer or director of the Company.

      (e) Subject to Section 10 of this Agreement, the Shares and the Warrant Shares will be listed on the NASD OTC-BB, or such market on which the Company's shares are subsequently listed or traded, immediately following their issuance.

      (f) In the event that the Company shall, at any time on or before February 15, 2005, sell for cash any additional shares of its Common Stock or other warrants or convertible securities convertible or exercisable for shares of Common Stock, on terms and conditions that are, in the aggregate, more favorable to the investors than the terms and conditions of the Shares and Warrants set forth in the Unites, then, at the option of any Purchaser, the terms and conditions of such Units, Shares and Warrants shall be equitable adjusted to the more favorable terms and conditions offered to such subsequent investors; provided, however, that the provisions of this Section 4(f) shall not apply to securities issued in connection with any acquisition, joint venture or other business transaction or in connection with options granted to key employees of the Company pursuant to any stock option plan.

      (g) The Company will use its best efforts to do and perform all things required to be done and performed by it under this Agreement and the other Transaction Documents and to satisfy all conditions precedent on its part to the obligations of the Purchasers to purchase and accept delivery of the Securities.

5. Conditions of the Purchasers' Obligations. The obligation of each Purchaser to purchase and pay for the Securities is subject to the following conditions unless waived in writing by the Purchasers:

      (a) The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (other than representations and warranties with a Material Adverse Effect qualifier, which shall be true and correct as written) on and as of the Closing Date; the Company shall have complied in all material respects with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date.

      (b) None of the issuance and sale of the Securities pursuant to this Agreement or any of the transactions contemplated by any of the other Transaction Documents shall be enjoined (temporarily or permanently) and no restraining order or other injunctive order shall have been issued in respect thereof; and there shall not have been any legal action, order, decree or other administrative proceeding instituted or, to the Company's knowledge, threatened against the Company or against any Purchasers relating to the issuance of the Securities or any Purchasers' activities in connection therewith or any other transactions contemplated by this Agreement, the other Transaction Documents or the Disclosure Documents.

      (c) The Purchasers shall have received certificates, dated the Closing Date and signed by the Chief Executive Officer and the Chief Financial Officer of the Company, to the effect of paragraphs 5(a) and (b).

      (d) The Common Stock Purchase Agreement between the Purchasers, Linsang Partners, LLC and Linsang International L.P. (collectively, the "LINSANG GROUP") shall have been executed and performed by all parties thereto, and all the conditions to the obligations of the Linsang Group to sell to the Purchasers those shares referenced in such Common Stock Purchase Agreement shall have been satisfied.

6. Representations and Warranties of the Purchasers.

      (a) Each Purchaser represents and warrants to the Company that the Securities to be acquired by it hereunder (including the Shares and the Warrant Shares that it may acquire upon conversion or exercise thereof, as the case may
be) are being acquired for its own account for investment and with no intention of distributing or reselling such Securities (including the Shares and the Warrant Shares that it may acquire upon conversion or exercise thereof, as the case may be) or any part thereof or interest therein in any transaction which would be in violation of the securities laws of the United States of America or any State. Nothing in this Agreement, however, shall prejudice or otherwise limit a Purchaser's right to sell or otherwise dispose of all or any part of such Shares or Warrant Shares under an effective registration statement under the Securities Act and in compliance with applicable state securities laws or under an exemption from such registration. By executing this Agreement, each Purchaser further represents that such Purchasers does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any Person with respect to any of the Securities.

      (b) Each Purchaser understands that the Securities (including the Shares and the Warrant Shares that it may acquire upon conversion or exercise thereof, as the case may be) have not been registered under the Securities Act and may not be offered, resold, pledged or otherwise transferred except (a) pursuant to an exemption from registration under the Securities Act (and, if requested by the Company, based upon an opinion of counsel acceptable to the Company) or pursuant to an effective registration statement under the Securities Act and (b) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

      Each Purchaser agrees to the imprinting, so long as appropriate, of the following legend on the Securities (including the Shares and the Warrant Shares that it may acquire upon conversion or exercise thereof, as the case may be):

            THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ("TRANSFERRED") IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. IN THE ABSENCE OF SUCH REGISTRATION, SUCH SHARES MAY NOT BE TRANSFERRED UNLESS, IF THE COMPANY REQUESTS, THE COMPANY HAS RECEIVED A WRITTEN OPINION FROM COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY STATING THAT SUCH TRANSFER IS BEING MADE IN COMPLIANCE WITH ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

      The legend set forth above may be removed if and when the Shares or the Warrant Shares, as the case may be, are disposed of pursuant to an effective registration statement under the Securities Act or in the opinion of counsel to the Company experienced in the area of United States Federal securities laws such legends are no longer required under applicable requirements of the Securities Act. The Shares, the Warrants and the Warrant Shares shall also bear any other legends required by applicable Federal or state securities laws, which legends may be removed when in the opinion of counsel to the Company experienced in the applicable securities laws, the same are no longer required under the applicable requirements of such securities laws. The Company agrees that it will provide each Purchaser, upon request, with a substitute certificate, not bearing such legend at such time as such legend is no longer applicable. Each Purchaser agrees that, in connection with any transfer of the Shares or the Warrant Shares by it pursuant to an effective registration statement under the Securities Act, such Purchasers will comply with all prospectus delivery requirements of the Securities Act. The Company makes no representation, warranty or agreement as to the availability of any exemption from registration under the Securities Act with respect to any resale of the Shares, the Shares or the Warrant Shares.

      (c) Each Purchaser is an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. No Purchasers learned of the opportunity to purchase Shares or any other security issuable by the Company through any form of general advertising or public solicitation.

      (d) Each Purchaser represents and warrants to the Company that it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, having been represented by counsel, and has so evaluated the merits and risks of such investment and is able to bear the economic risk of such investment and, at the present time, is able to afford a complete loss of such investment.

      (e) Each Purchaser represents and warrants to the Company that (i) the purchase of the Securities to be purchased by it has been duly and properly authorized and this Agreement has been duly executed and delivered by it or on its behalf and constitutes the valid and legally binding obligation of the Purchasers, enforceable against the Purchasers in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity; (ii) the purchase of the Securities to be purchased by it does not conflict with or violate its charter, by-laws or any law, regulation or court order applicable to it; and (iii) the purchase of the Securities to be purchased by it does not impose any penalty or other onerous condition on the Purchasers under or pursuant to any applicable law or governmental regulation.

      (f) Each Purchaser represents and warrants to the Company that neither it nor any of its directors, officers, employees, agents, partners, members, or controlling persons has taken, directly or indirectly, any actions designed, or might reasonably be expected to cause or result in the stabilization or manipulation of the price of the Common Stock.

      (g) Each Purchaser acknowledges it or its representatives have reviewed the Disclosure Documents and further acknowledges that it or its representatives have been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and the Company's financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment in the Securities; and (iii) the opportunity to obtain such additional information which the Company possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy and completeness of the information contained in the Disclosure Documents.

      (h) Each Purchaser represents and warrants to the Company that it has based its investment decision solely upon the information contained in the Disclosure Documents and such other information as may have been provided to it or its representatives by the Company in response to their inquiries, and has not based its investment decision on any research or other report regarding the Company prepared by any third party ("THIRD PARTY Reports"). Each Purchaser understands and acknowledges that (i) the Company does not endorse any Third Party Reports and (ii) its actual results may differ materially from those projected in any Third Party Report.

      (i) Each Purchaser understands and acknowledges that (i) any forward-looking information included in the Disclosure Documents supplied to Purchasers by the Company or its management is subject to risks and uncertainties, including those risks and uncertainties set forth in the Disclosure Documents; and (ii) the Company's actual results may differ materially from those projected by the Company or its management in such forward-looking information.

      (j) Each Purchaser understands and acknowledges that (i) the Securities are offered and sold without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act and (ii) the availability of such exemption depends in part on, and that the Company and its counsel will rely upon, the accuracy and truthfulness of the foregoing representations and Purchasers hereby consents to such reliance.

      (k) Each Purchaser acknowledges that, in consideration of the financial accommodations provided by the Linsang Group pursuant to the Common Stock Purchase Agreement, that the Company shall sell, for $0.001 per share, to members of the Lingsang Group warrants, exercisable at $2.50 per share, to purchase two shares of Company Common Stock for every share of Common Stock sold by such member of the Linsang Group to the Purchasers pursuant to the Common Stock Purchase Agreement.

7. Covenants of Purchasers Not to Short Stock. Each Purchaser and its affiliates and assigns agree: (i) not to short the Company Common Stock as long as shares of the Series D Stock are outstanding; and (ii) to limit its sales of the Company's Common Stock in the open market to approximately 10-15% of the Company's average dollar trading volume or less.

8. Termination.

      (a) This Agreement may be terminated in the sole discretion of the Company by notice to each Purchaser if at the Closing Date:

            (i) the representations and warranties made by any Purchasers in
Section 6 are not true and correct in all material respects; or

            (ii) as to the Company, the sale of the Securities hereunder (i) is prohibited or enjoined by any applicable law or governmental regulation or (ii) subjects the Company to any penalty, or in its reasonable judgment, other onerous condition under or pursuant to any applicable law or government regulation that would materially reduce the benefits to the Company of the sale of the Securities to such Purchasers, so long as such regulation, law or onerous condition was not in effect in such form at the date of this Agreement.

      (b) This Agreement may be terminated in the sole discretion of either Purchasers by notice to the Company given in the event that the Company shall have failed, refused or been unable to satisfy all conditions on its part to be performed or satisfied hereunder on or prior to the Closing Date, or if after the execution and delivery of this Agreement and immediately prior to the Closing Date, trading in securities of the Company or in securities generally on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National or Small Cap Market or the OTC Bulletin Board shall have been suspended or minimum or maximum prices shall have been established on any such exchange.

      (c) This Agreement may be terminated by mutual written consent of all parties.

9. Registration. Within 45 days from the Closing Date, the Company shall prepare and file with the SEC a Registration Statement covering the resale of the maximum number of Shares issuable upon conversion of the Shares and the Warrant Shares as well as the shares purchased from the Molina-Vector Investment Trust (collectively, the "REGISTRABLE SECURITIES") as set forth in the Registration Rights Agreement attached hereto as Exhibit C.

10. Event of Default. If an Event of Default (as defined below) occurs and remains uncured for a period of five (5) days, from and including the day following the date on which an Event of Default occurs, until the date on which the Company has cured all such situations as have arisen, the Company shall pay liquidated damages to Holder equal to two percent (2.00%) of the aggregate purchase price for the Securities for each complete month or partial month during which such situation exists. Any amounts to be paid as liquidated damages shall be paid in cash monthly in arrears on or before the 10th day following the end of the month or partial month to which they relate.

An "EVENT OF DEFAULT" shall mean any of the following:

      (a) the commencement by or against the Company of a voluntary or involuntary case or proceeding under the bankruptcy laws, and the Company's failure to discharge or stay such bankruptcy proceeding within 60 days of such action being taken against the Company,

      (b) the Company's failure to file the Registration Statement with the SEC within 45 days after the Closing Date,

      (c) the Company's failure to cause the Registration Statement to be declared effective by the SEC within 120 days after the Closing Date, other than due to a delay caused by the review process of the SEC and not by the Company,

      (d) the de-listing of the Company's Common Stock from the NASD OTC-BB except for any periods when the stock is listed on the NASDAQ Small Stock Market, the NASDAQ National Stock Market, the AMEX or the NYSE, or

      (e) the Company's failure to pay the Due Diligence Fee within five (5) days of the Closing.

11. Notices. All communications hereunder shall be in writing and shall be hand delivered, mailed by first-class mail, couriered by next-day air courier or by facsimile and confirmed in writing (i) if to the Company, at the addresses set forth below, or (ii) if to a Purchasers, to the address set forth for such party in this Agreement.

                          If to the Company:

                          LMIC, Inc.
                          6435 Virginia Manor Road
                          Beltsville, Maryland 20705
                          Attn: Kwok Li, Chairman & CEO
                          Telephone: (240) 264-8341

                          with a copy to:

                          Gertsten Savage Kaplowitz Wolf & Marcus, LLP
                          600 Lexington Avenue,
                          New York, New York 10022
                          Attn: Stephen A. Weiss, Esq.
                          Telephone:  (212) 752-9700
                          Facsimile:  (212) 980-5192

All such notices and communications shall be deemed to have been duly given: (i) when delivered by hand, if personally delivered; (ii) five business days after being deposited in the mail, postage prepaid, if mailed certified mail, return receipt requested; (iii) one business day after being timely delivered to a next-day air courier guaranteeing overnight delivery; (iv) the date of transmission if sent via facsimile to the facsimile number as set forth in this Section or the signature page hereof prior to 6:00 p.m. on a business day, or
(v) the business day following the date of transmission if sent via facsimile at a facsimile number set forth in this Section or on the signature page hereof after 6:00 p.m. or on a date that is not a business day. Change of a party's address or facsimile number may be designated hereunder by giving notice to all of the other parties hereto in accordance with this Section.

12. Survival Clause. The respective representations, warranties, agreements and covenants of the Company and the Purchasers set forth in this Agreement shall survive until the first anniversary of the Closing.

13. Successors. This Agreement shall inure to the benefit of and be binding upon Purchasers and the Company and their respective successors and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained; this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person. Neither the Company nor the Purchasers may assign this Agreement or any rights or obligation hereunder without the prior written consent of the other party.

14. No Waiver; Modifications in Writing. No failure or delay on the part of the Company or any Purchasers in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or any Purchasers at law or in equity or otherwise. No waiver of or consent to any departure by the Company or any Purchasers from any provision of this Agreement shall be effective unless signed in writing by the party entitled to the benefit thereof, provided that notice of any such waiver shall be given to each party hereto as set forth below. Except as otherwise provided herein, no amendment, modification or termination of any provision of this Agreement shall be effective unless signed in writing by or on behalf of each of the Company and the Purchasers. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company or any Purchasers from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

15. Entire Agreement. This Agreement, together with Transaction Documents, constitutes the entire agreement among the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, among the parties hereto with respect to the subject matter hereof and thereof.

16. Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby.

17. APPLICABLE LAW. THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT, AND THE TERMS AND CONDITIONS SET FORTH HEREIN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PROVISIONS RELATING TO CONFLICTS OF LAW TO THE EXTENT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE BROUGHT ONLY IN STATE OR FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK, NEW YORK AND HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR SUCH PURPOSE.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[the balance of this page intentionally left blank]

If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this Agreement shall constitute a binding agreement among the Company and the Purchasers.

                                        Very truly yours,

                                        LMIC, INC.

                                        By:_____________________________________
                                           Name:  Kwok Li
                                           Title: Chief Executive Officer


                                        By:_____________________________________
                                           Name:  Payesh Jhaveri
                                           Title: Chief Financial Officer

ACCEPTED AND AGREED:

PURCHASER:

___________________________________
      Name:

Number of Units Purchased at
Closing:  _________

Shares: 16,667 x __ Units = _________ Shares

Warrant:  17,500 x ___ Units = __________ Warrants

Purchase Price:  $25,000 x ___ Units = $________

                                   Schedule A

                 Direct and Indirect Subsidiaries of LMIC, Inc.

      LMIC Manufacturing, Inc.


                                   Schedule A

                                    Exhibit A

                                     Warrant
                                (attached hereto)


                                   Exhibit A

                                    Exhibit B

                          Capitalization of LMIC, Inc.

                               As at July 30, 2004

Authorized common stock:                                    100,000,000 shares

Outstanding common stock at July 30, 2004:                   17,951,264 shares

Shares issuable upon exercise and/or
Conversion of outstanding convertible
Notes, or upon exercise of outstanding
Warrants and options:                                        12,274,015 shares

                                   Exhibit B